NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS POSITIVE SAME-RESTAURANT SALES, MARGIN,
AND PROFIT IMPROVEMENT FOR FIRST QUARTER FISCAL 2011

MARYVILLE, TN – October 6, 2010 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal first quarter ended August 31, 2010.

Highlights for the first quarter of 2011 compared to the first quarter of 2010 include:

•	Positive same-restaurant sales of 1.2% at Company-owned Ruby Tuesday restaurants
•
Restaurant level operating margin of 18.5%, or 18.0% excluding accounting gains from franchise partner acquisitions of $1.7 million.  The adjusted margin, an improvement of 210 basis points over the prior year, was primarily driven by lower levels of promotional activity.

•	Net income of $12.4 million, or $10.7 million excluding accounting gains realized from franchise partner acquisitions, compares to prior-year net income of $6.1 million
•	Diluted earnings per share of $0.19, or $0.17 per share excluding accounting gains noted above, compares to diluted earnings per share of $0.11 for the prior year
•	Book debt to EBITDA ratio of 2.08 represents a sizeable improvement over the prior-year ratio of 2.84
•	We have included a reconciliation of the franchise partner acquisition accounting gains noted above on the Investor Relations page of the Ruby Tuesday website: www.rubytuesday.com

Sandy Beall, Founder and CEO, commented on the results, saying, “We are excited to report another solid quarter and believe our strategies and repositioning efforts are showing sustained traction as our momentum has continued to build over the past year.  The positive same-restaurant sales for the quarter, on lower promotional levels and in a continued difficult economic environment, are a strong testament to the new Ruby Tuesday. Our strategies going forward are to continue strengthening the business, resume growing the business, and further enhance shareholder value.”

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News Release
October 6, 2010
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Other highlights from our first quarter results include:

•	Second consecutive quarter of positive same-restaurant sales, and outperformed Knapp-TrackTM, the industry benchmark
•	Same-restaurant sales for domestic franchised restaurants increased by 0.4%
•	Total revenue increased 0.7% from the same period of the prior year
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $91.1 million and $94.8 million for the first quarter of fiscal 2011 and 2010, respectively

•	Acquired the Long Island and New England franchise partner businesses, which represent a total of 20 restaurants
•	The Company did not open any new Ruby Tuesday restaurants and closed two restaurants
•	Domestic and international franchisees opened three new Ruby Tuesday restaurants and closed three
•	Total capital expenditures were $6.6 million

Mr. Beall said, “The improvements in our sales, operations, and balance sheet have allowed us to begin executing on our longer-term strategies to further strengthen and grow our business in order to rebuild shareholder value.  Our key strategies for the next three to five years include the following four areas:

•
Continue to Enhance the Quality of Our Core Brand – Our Ruby Tuesday brand restaurants will remain our primary focus.  Over the past year, we have introduced several new key promotions and offerings, which we call “Game Changers,” that have strengthened the brand.  We launched our fall menu on August 24th, along with our enhanced Sunday Brunch and Bar menus.  Our new product offerings, including our complimentary garlic cheese biscuits and our Fit & Trim entrees, should continue to provide momentum for our brand.  We will continue to invest in various initiatives from both a food quality and labor standpoint to facilitate our longer-term goal of providing a $25 high-quality casual dining experience for $15.

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October 6, 2010
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•
Increase Revenue and EBITDA Through New Concept Conversions and Franchise Partnership Acquisitions – Part of our long-term plan is to convert certain underperforming Company-owned restaurants to other high-quality casual dining concepts.  We opened our first converted Jim ‘N Nick’s Bar-B-Q in Knoxville on September 21st and our first Truffles conversion will open in the Buckhead area of Atlanta in November.  The low capital requirement for these conversions should provide attractive cash-on-cash returns for our shareholders.  Another part of our plan is focused on generating incremental revenue and EBITDA from our current franchise partners.  We completed two franchise partner acquisitions in the first quarter and are considering our options for the remaining franchise partners, which include potential additional acquisitions or conversion to traditional franchises over time.

•
Focus on Low Risk, Low Capital-Intensive Growth – We are excited about the licensing agreement we recently entered into with Lime Fresh Mexican Grill, a Florida-based restaurant concept, which gives us the opportunity to operate up to 200 fast casual fresh-Mexican restaurants in the eastern United States, excluding Florida.  Our growth with the Lime brand will primarily be in smaller, inline locations.  The Lime brand is in alignment with our focus on high quality and offers great opportunities for us in the high-growth, high-quality, fast casual dining segment.   We also plan on opening Company-owned, inline Ruby Tuesday restaurants as another segment of our growth strategy.  The ability to enter the growing fast casual segment with a strong brand such as Lime and further expand our Ruby Tuesday Company-owned brand provides a growth option that should create long-term value for our shareholders with relatively low risk.

•
Optimally Manage Excess Cash Flow – We have made great progress over the past year in strengthening our balance sheet and we will, in the short term, continue to leverage our free cash flow to pay down debt.  As the cash flow from our core business continues to grow through current and new brand enhancements, and our conversions and inline growth begin to generate incremental cash flow, we will return the excess cash flow, which we are unable to accretively reinvest in the Company, to our shareholders.”

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News Release
October 6, 2010
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Fiscal Year 2011 Guidance

•	Same-Restaurant Sales - We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to positive 2% for the year
•
Company-Owned Restaurant Development - We expect to open one to two smaller prototype, inline restaurants in 2011, expect to close seven to nine Company-owned restaurants, and convert five to seven Company-owned restaurants to other high-end casual dining concepts.  In addition to the 20 franchise restaurants acquired during our first fiscal quarter, we are evaluating the buy back of five to 10 additional franchise restaurants over the remainder of the fiscal year.

•	Franchise Restaurant Development - We project our franchisees will open eight to 13 restaurants, up to 10 of which will be international
•
Restaurant Operating Margins - Margins are anticipated to be relatively flat, primarily reflecting the impact of our continued investment in higher-quality menu items and new product offerings, as well as investments in service to enhance our guest experience and drive sales, offset by lower promotional levels.  Our food costs are expected to remain relatively stable compared to the prior year.

•
Other Expenses - Depreciation is projected in the $60-$63 million range and selling, general, and administrative expenses are targeted to be up 8%-10% from a year earlier, primarily reflecting higher advertising, training, and marketing research expenses.  Interest expense is projected to be $10-$12 million and the effective tax rate is estimated to be 20-25%.

•	Diluted Earnings Per Share for the year are projected to be in the $0.76-$0.86 range. Fully-diluted weighted average shares outstanding are estimated to be approximately 64.5 million for the year.
•	Capital Expenditures are estimated to be $29-$33 million

In closing, Mr. Beall said, “We are excited with the improved results in our core Ruby Tuesday business and believe our repositioning efforts and investments in high-quality menu offerings, combined with targeted and effective marketing, have been the basis for our continued momentum.   We first and foremost will continue to focus on making our Ruby Tuesday brand even stronger in the high-quality casual dining space.  Additionally, we look forward to

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October 6, 2010
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leveraging our future growth options and believe our long-range plan will enable us to rebuild shareholder value going forward.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 15 foreign countries, and Guam.  As of August 31, 2010, the Company owned and operated 674 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 146 and 57 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:

Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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October 6, 2010
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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2011
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks
	Ended		Ended
	August 31,	Percent	September 1,	Percent	Percent
	2010	of Revenue	2009	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 300,632	99.3	$ 299,301	99.6
Franchise revenue	2,054	0.7	1,311	0.4
Total revenue	302,686	100.0	300,612	100.0	0.7

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	85,093	28.3	90,327	30.2
Payroll and related costs	100,209	33.3	100,459	33.6
Other restaurant operating costs	59,643	19.8	60,877	20.3
Depreciation and amortization	15,122	5.0	16,281	5.4
(as a percent of Total revenue)
Selling, general and administrative, net	22,543	7.4	19,020	6.3
Closures and impairments	1,739	0.6	590	0.2
Equity in (earnings)/losses of unconsolidated franchises	(203)	(0.1)	228	0.1
Total operating costs and expenses	284,146		287,782

Earnings before Interest and Taxes	18,540	6.1	12,830	4.3	44.5

Interest expense, net	2,463	0.8	5,388	1.8

Pre-tax Profit	16,077	5.3	7,442	2.5	116.0

Provision for income taxes	3,680	1.2	1,298	0.4

Net Income	$ 12,397	4.1	$ 6,144	2.0	101.8

Earnings Per Share:
Basic	$ 0.19		$ 0.11		72.7
Diluted	$ 0.19		$ 0.11		72.7

Shares:
Basic	63,681		56,127
Diluted	64,412		56,295

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October 6, 2010
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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2011
(Amounts in thousands)
(Unaudited)

	August 31,	June 1,
CONDENSED CONSOLIDATED BALANCE SHEETS	2010	2010
Assets
Cash and Short-Term Investments	$9,155	$9,569
Accounts and Notes Receivable	8,171	9,746
Inventories	39,735	28,813
Deferred Income Taxes	11,563	13,794
Assets Held for Sale	3,919	3,234
Prepaid Rent and Other Expenses	12,313	11,154

Total Current Assets	84,856	76,310

Property and Equipment, Net	956,822	943,486
Notes Receivable, Net	339	269
Other Assets	47,847	43,964

Total Assets	$1,089,864	$1,064,029

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$18,209	$12,776
Income Tax Payable	1,095	1,049
Other Current Liabilities	100,215	100,956
Long-Term Debt, including Capital Leases	276,532	276,490
Deferred Income Taxes	40,882	40,010
Deferred Escalating Minimum Rents	42,677	42,305
Other Deferred Liabilities	54,459	52,343

Total Liabilities	534,069	525,929

Shareholders' Equity	555,795	538,100

Total Liabilities and
Shareholders' Equity	$1,089,864	$1,064,029